                           [ROPES & GRAY LETTERHEAD]

                                                                    EXHIBIT 5.1

                                 July 30, 1998

Cabletron Systems, Inc.
35 Industrial Way
Rochester, New Hampshire 03867

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 8,200,000 shares of Common Stock, par value $0.01 per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation ("Cabletron"). The Shares are to be issued in exchange for shares of Class A Common Stock, Class B Common Stock and Class E Common Stock, each $0.001 par value per share, of NetVantage, Inc. ("NetVantage") pursuant to an Agreement and Plan of Merger dated as of June 22, 1998 (the "Merger Agreement"), among Cabletron, NetVantage and Tempest Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Cabletron. The Merger Agreement provides for Merger Sub to merge with and into NetVantage (the "Merger") and for NetVantage to survive the Merger as a wholly owned subsidiary of Cabletron.

  We have acted as counsel for Cabletron in connection with the issuance of the Shares pursuant to the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

  Based upon the foregoing, we are of the opinion that the Shares being issued by Cabletron have been duly authorized and, when issued in accordance with the Merger Agreement, will be fully paid and nonassessable.

  We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Proxy Statement/Prospectus under the caption "Legal Matters."

  This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Ropes & Gray
                                          Ropes & Gray